UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2018 (February 27, 2018)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37656	47-4452789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 West 26th Street, 9th Floor, New York, NY 10001

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of New Chief Financial Officer and Principal Financial and Accounting Officer; Employment Agreement with New Chief Financial Officer and Principal Financial and Accounting Officer

On February 27, 2018, Peter Lops and Sequential Brands Group, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) for Mr. Lops to serve as the Company’s Chief Financial Officer. Mr. Lops will replace Andrew Cooper, the Company’s President & Interim Chief Financial Officer, as the Company’s principal financial officer and principal accounting officer effective March 19, 2018. Mr. Cooper will continue to serve as President of the Company.

Mr. Lops, 48, brings with him 20 years of financial and operational experience in the licensing business, serving most recently as Viacom Media Networks’ Chief Financial Officer and Chief Operating Officer for the Content Distribution division since 2010, and before that as Senior Vice President of Planning and Analysis of Viacom Media Networks. Prior to joining Viacom, Mr. Lops was Vice President of Finance for Fox Television Stations, Inc. For nine years, he held financial roles at the National Football League serving as Vice President of Financial Planning and Analysis, Finance Director and Controller. Early in his career, he worked at Andersen LLP, where he led the IPO of Martha Stewart Living Omnimedia.

The term of the Employment Agreement runs through March 5, 2021 (the “Term”). Under the terms of the Employment Agreement, Mr. Lops will receive an annual base salary of $425,000 for the first year of the Term, and $450,000 for each of the second and third years of the Term. The Employment Agreement also provides that Mr. Lops will be eligible to participate in the Company’s annual bonus program for executives, prorated for partial years of employment. Mr. Lops will have a target annual bonus opportunity for fiscal year 2018 equal to 75% of his base salary that will be earned based upon the Company achieving adjusted EBITDA performance targets determined by the Board. For fiscal year 2019 and thereafter, Mr. Lops will have a target annual bonus opportunity of not less than 75% of his base salary, with the earned bonus determined in accordance with the annual bonus plan adopted by the Compensation Committee of the Board.

In connection with the commencement of his employment, the Company granted to Mr. Lops 75,000 restricted stock units (the “RSUs”) vesting in three equal annual installments on the first three anniversaries following his commencement date and 200,000 performance stock units (the “PSUs”), of which 100,000 PSUs shall be eligible to vest based on achievement of performance goals for each of 2018 and 2019.

The Employment Agreement also provides that Mr. Lops will be entitled to certain severance benefits if his employment ceases under specified circumstances. If Mr. Lops is terminated without cause or resigns for good reason, he will be entitled to receive (i) an amount equal to the base salary he would have received if he had remained employed through the Term, but in no case shall the amount be less than the equivalent of six months of base salary, (ii) any annual bonus earned but unpaid for a prior year; (iii) a pro-rata portion of his annual bonus for the year of termination, based on actual results for such year, provided that the resignation or termination occurs following the Company’s first fiscal quarter of such year, (iv) subsidized COBRA coverage for up to 18 months; and (v) full vesting of any unvested portion of the RSUs and PSUs. Payment of these severance benefits is subject to Mr. Lops executing a release of claims against the Company and its affiliates. If the Company does not offer Mr. Lops a new employment agreement that is substantially comparable to or more favorable than the Employment Agreement and Mr. Lops resigns at the end of the Term of the Employment Agreement, he will receive a lump sum payment equal to six months of his base salary. Finally, the Employment Agreement also contains customary confidentiality, non-competition, non-solicitation, intellectual property and indemnification provisions.

The Employment Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between Sequential Brands Group, Inc. and Peter Lops, dated February 27, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: March 5, 2018	By:	/s/ Andrew Cooper
	Name:	Andrew Cooper
	Title:	President and Interim Chief Financial Officer